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                                                                       Exhibit 5



                     McGuire, Woods, Battle & Boothe LLP
                               One James Center
                              901 E. Cary Street
                           Richmond, VA 23219-4030



                                 June 10, 1998

Board of Directors
Genicom Corporation
14800 Conference Center Drive
Suite 400, Westfields
Chantilly, Virginia  20151

Gentlemen:

            You propose to file as soon as possible with the Securities and Exchange Commission Amendment No. 1 (the "Amendment") to a registration statement on Form S-8 (the "Registration Statement") filed on June 27, 1997 (Registration No. 333-30153) relating to the GENICOM Corporation 1997 Stock Option Plan (the "Plan"). The Registration Statement, as amended, covers 300,000 shares of GENICOM Common Stock, $0.01 par value, and 300,000 associated Rights to Purchase Common Stock. The shares of Common Stock covered by the Registration Statement have been, with the approval of the shareholders of GENICOM Corporation, reserved for issuance under the Plan.

            We are of the opinion that the 300,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

We are also of the opinion that the 300,000 Rights to Purchase Common Stock, when issued in accordance with the terms and provisions of the Rights Agreement dated as of June 16, 1996 between Genicom Corporation and First Union National Bank of North Carolina, will be duly authorized, legally issued, fully paid and nonassessable.

            We consent to the filing of this opinion as Exhibit 5 to the Amendment.

                                       Very truly yours,



                                       /s/ McGuire, Woods, Battle & Boothe LLP